Exhibit 99.1
RELEASE 8:00 AM — October 20, 2010
CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $124.6 MILLION
DECLARED QUARTERLY CASH DIVIDEND OF $0.15 PER SHARE
Paramus, New Jersey, October 20, 2010 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the third quarter of 2010 amounted to $124.6 million as compared to $135.1 million for the third quarter of 2009. Diluted earnings per share was $0.25 for the third quarter of 2010 as compared to $0.27 for the third quarter of 2009. For the nine months ended September 30, 2010, net income amounted to $416.0 million as compared to $390.7 million for the same period in 2009. Diluted earnings per share was $0.84 for the nine months ended September 30, 2010 as compared to $0.80 for the same period in 2009. The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on November 30, 2010 to shareholders of record on November 5, 2010.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer commented, “The continued low interest rate environment further negatively impacted our net interest margin in the third quarter. We believe that these historically-low market interest rates coupled with the expected second round of quantitative easing by the Federal Reserve Board will continue to place pressure on our net interest margin for the remainder of 2010. Asset growth in this environment is just not prudent. As a result, our total assets at September 30, 2010 remained virtually unchanged from December 31, 2009. Our loan portfolio has decreased slightly in 2010, not only due to our strategy to maintain a near-zero growth rate, but also due to the unprecedented involvement of the government-sponsored enterprises (the “GSEs”) in the mortgage market. We believe that when rates eventually begin to increase and the GSEs lessen their involvement in the secondary markets, we will be well positioned to increase our loan production.”
Mr. Hermance continued, “Our non-performing loans have been increasing at a slower pace over the last two quarters. Because our loan products are largely single-family first mortgage loans, our delinquency trends are affected primarily by unemployment and house prices. The current economic recovery has been weak and, as a result, the unemployment rate has not improved. In addition, the under-employment rate is causing many individuals to struggle to meet their household expenses and they tend to drift into early stage delinquencies. There is also a considerable amount of housing inventory that must be cleared before the housing market can truly recover. Even in the face of these challenges, our asset quality remains solid and credit costs are manageable, reflecting our adherence to sound underwriting, credit review and collection policies and procedures.”
Mr. Hermance concluded, “While this economic cycle has certainly impacted us, our conservative loan underwriting standards and an investment portfolio without any credit impairment, have helped to protect our balance sheet during this economic cycle. In addition, our strategically straightforward approach to banking means we have very manageable overhead costs to help mitigate the impact of a declining net interest margin. At the same time, we are operating in an environment with increased regulatory oversight. We expect that this could result in additional regulatory requirements and increased compliance costs.”

Financial highlights for the third quarter of 2010 are as follows:
•	Both basic and diluted earnings per share were $0.25 for the third quarter of 2010 as compared to $0.28 and $0.27 for basic and diluted earnings per share, respectively, for the third quarter of 2009. Both basic and diluted earnings per common share were $0.84 for the first nine months of 2010 as compared to $0.80 for both basic and diluted earnings per share for the same period in 2009.

•	The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on November 30, 2010 to shareholders of record at the close of business on November 5, 2010.

•	Net income amounted to $124.6 million for the third quarter of 2010, as compared to $135.1 million for the third quarter of 2009. For the nine months ended September 30, 2010, net income amounted to $416.0 million as compared to $390.7 million for the same period in 2009.

•	Net interest income decreased 10.8% to $290.3 million for the third quarter of 2010 and increased 3.0% to $939.0 million for the nine months ended September 30, 2010.

•	Our net interest rate spread and net interest margin were 1.73% and 1.97%, respectively, for the third quarter of 2010 and 1.86% and 2.10%, respectively, for the first nine months of 2010.

•	The provision for loan losses amounted to $50.0 million for the third quarter of 2010 as compared to $40.0 million for the third quarter of 2009. For the nine months ended September 30, 2010, the provision for loan losses amounted to $150.0 million as compared to $92.5 million for the same period in 2009.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the third quarter of 2010 were 0.82% and 8.86%, respectively. Our annualized return on average assets and annualized return on average shareholders’ equity for the nine months ended September 30, 2010 were 0.91% and 10.07%, respectively.

•	Our efficiency ratio was 20.27% for the third quarter of 2010 and 18.94% for the first nine months of 2010. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income.

•	Non-interest income amounted to $33.9 million for the third quarter of 2010 and $100.1 million for the nine months ended September 30, 2010. Included in non-interest income were net realized securities gains of $31.0 million and $92.4 million, respectively, for the three and nine months ended September 30, 2010.

•	Deposits increased $336.6 million, or 1.4%, to $24.91 billion at September 30, 2010 from $24.58 billion at December 31, 2009.

•	Borrowings decreased $150.0 million to $29.83 billion at September 30, 2010. We modified $4.03 billion of borrowings during the first nine months of 2010 to extend call dates by between three and five years.

Statement of Financial Condition Summary
During the first nine months of 2010, our total assets increased $348.9 million, or 0.6%, to $60.62 billion at September 30, 2010 from $60.27 billion at December 31, 2009. The increase in total assets reflected a $658.9 million increase in total mortgage-backed securities partially offset by a $252.2 million decrease in investment securities and a $94.6 million decrease in net loans. Total assets decreased $316.5 million from June 30, 2010 as mortgage refinancing activity caused loan repayments and prepayments on mortgage-backed securities to remain at elevated levels during 2010. During this same time period, available reinvestment yields on these types of assets also decreased. We lowered our deposit rates beginning in the first quarter of 2010 to slow our deposit growth from the 2009 levels since the low yields that are available to us for mortgage loans and investment securities have made a growth strategy less prudent until market conditions improve. This resulted in a decrease in deposits during the second and third quarters of 2010.
The decrease in loans primarily reflects the elevated levels of loan repayments during 2010 as a result of continued low market interest rates. Historically our focus has been on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York, Pennsylvania and Connecticut and, to a lesser extent, the purchases of mortgage loans. During the first nine months of 2010, we originated $4.28 billion and purchased $580.1 million of loans, compared to originations of $4.66 billion and purchases of $2.45 billion for the same period in 2009. The origination and purchases of loans were offset by principal repayments of $4.74 billion in the first nine months of 2010 as compared to $5.34 billion for the first nine months of 2009. Loan originations continue to be strong as a result of elevated levels of mortgage refinancing activity caused by low market interest rates. The refinancing activity has also caused increased levels of repayments to continue in 2010 as some of our customers refinanced with other banks. Our loan purchase activity has significantly declined as the GSEs have been actively purchasing loans as part of their efforts to keep mortgage rates low to support the housing market during the recent economic recession. As a result, the sellers from whom we have historically purchased loans are selling to the GSEs. We expect that the amount of loan purchases may continue to be at reduced levels for the near-term.
Total mortgage-backed securities increased $658.9 million during the first nine months of 2010, reflecting purchases of $8.88 billion of mortgage-backed securities issued by GSEs, substantially all of which were hybrid adjustable-rate securities. The increase was partially offset by repayments received of $6.36 billion and sales of $1.90 billion. The sales resulted in net realized securities gains of $92.4 million (pre-tax). We believe that the continued elevated levels of prepayments and the eventual increase in interest rates will reduce the amount of unrealized gains available in the portfolio. Accordingly, we sold these securities to take advantage of the favorable pricing that currently exists in the market.
Total liabilities increased $65.3 million, or 0.1%, to $54.99 billion at September 30, 2010 from $54.93 billion at December 31, 2009. The increase in total liabilities primarily reflected a $336.6 million increase in deposits partially offset by a $150.0 million decrease in borrowed funds and a $100.0 million decrease in amounts due to brokers. The increase in total deposits reflected a $413.8 million increase in our interest-bearing transaction accounts and savings accounts and a $37.6 million increase in our time deposits. These increases were partially offset by a decrease of $119.5 million in our money market accounts. The increase in our interest-bearing transaction accounts is primarily due to a $322.7 million increase in our High Value checking account product. Borrowings amounted to $29.83 billion at September 30, 2010 as compared to $29.98 billion at December 31, 2009. During the first nine months of 2010, we modified $4.03 billion of borrowings to extend the call dates of the borrowings by between three and five years.
Total shareholders’ equity increased $283.6 million to $5.62 billion at September 30, 2010 from $5.34 billion at December 31, 2009. The increase was primarily due to net income of $416.0 million for the nine months ended September 30, 2010 and a $68.0 million increase in accumulated other comprehensive income primarily due to an increase in the net unrealized gain on securities available-for-sale. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $221.8 million. At September 30, 2010, our shareholders’ equity to asset ratio was 9.28% and our tangible book value per share was $11.08.
The accumulated other comprehensive income of $252.5 million at September 30, 2010 includes a $273.0 million after-tax net unrealized gain on securities available for sale ($461.5 million pre-tax) partially offset by a $20.5 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.
Statement of Income Summary
The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the pace of recovery in output and employment has slowed in recent months. Household spending is increasing gradually, but remains constrained by high unemployment, modest income growth, lower housing wealth, and tight credit. The national unemployment rate was 9.6% in September 2010 as compared to 9.5% in June 2010 and 10.0% in December 2009. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the third quarter of 2010. As a result, short-term market interest rates have remained at low levels during the third quarter of 2010. This allowed us to continue to re-price our deposits thereby reducing our cost of funds. The yields on mortgage-related assets have also remained at low levels as the 10-year treasury fell to 2.5% during the third quarter of 2010. Our net interest rate spread decreased to 1.73% for the third quarter of 2010 as compared to 1.89% for the linked second quarter of 2010 and 2.04% for the third quarter of 2009. Our net interest margin decreased to 1.97% for the third quarter of 2010 as compared to 2.13% for the linked second quarter of 2010 and 2.31% for the third quarter of 2009. While our deposits continued to reprice to lower rates during the third quarter of 2010, the cost of our borrowings increased slightly due to the modification of certain borrowings. In addition, the low market interest rates resulted in lower yields on our mortgage-related interest-earning assets as customers refinanced to lower mortgage rates and our new loan production and asset purchases were at the current low market interest rates. Mortgage-related assets represented 87.4% of our average interest-earning assets during the 2010 third quarter.
Net interest income decreased $35.2 million, or 10.8%, to $290.3 million for the third quarter of 2010 as compared to $325.5 million for the third quarter of 2009. Net interest income increased $27.3 million, or 3.0%, to $939.0 million for the first nine months of 2010 as compared to $911.7 million for the first nine months of 2009. During the first nine months of 2010, our net interest rate spread decreased 3 basis points to 1.86% and our net interest margin decreased 8 basis points to 2.10% as compared to the same period in 2009.
Total interest and dividend income for the third quarter of 2010 decreased $55.4 million, or 7.4%, to $688.8 million from $744.2 million for the third quarter of 2009. The decrease in total interest and dividend income was primarily due to a decrease of 60 basis points in the annualized weighted-average yield on total interest-earning assets to 4.63% for the quarter ended September 30, 2010 from 5.23% for the same quarter in 2009. The decrease in the annualized weighted-average yield was partially offset by an increase in the average balance of total interest-earning assets of $2.56 billion, or 4.5%, to $59.49 billion for the third quarter of 2010 as compared to $56.93 billion for the third quarter of 2009.
Total interest and dividend income decreased $54.0 million, or 2.5%, to $2.14 billion for the nine month period ended September 30, 2010 from $2.20 billion for the same period in 2009. The decrease in interest and dividend income was due to a decrease of 47 basis points in the annualized weighted-average yield on total interest-earning assets to 4.81% for the nine months ended September 30, 2010 from 5.28% for the comparable period in 2009. The decrease in the annualized weighted-average yield was partially offset by an increase in the average balance of total interest-earning assets of $3.91 billion, or 7.0%, to $59.33 billion for the nine months ended September 30, 2010 as compared to $55.42 billion for the nine months ended September 30, 2009.
Interest on first mortgage loans decreased $7.4 million to $417.1 million for the third quarter of 2010 as compared to $424.5 million for the same period in 2009. This was primarily due to a 29 basis point decrease in the weighted-average yield to 5.29% from 5.58% for the 2009 third quarter. The decrease in the weighted-average yield was partially offset by a $1.12 billion increase in the average balance of first mortgage loans to $31.56 billion, reflecting our historical emphasis on the growth of our mortgage loan portfolio. During 2010 our mortgage loan portfolio decreased slightly as refinancing activity resulted in continued elevated levels of loan repayments and the weak real estate markets resulted in decreased home purchase mortgage activity. In addition, loan purchase activity has significantly declined as the GSEs have been actively purchasing loans as part of their efforts to keep mortgage rates low to support the housing market during the recent economic recession. As a result, the sellers from whom we have historically purchased loans are selling to the GSEs.
For the nine months ended September 30, 2010, interest on first mortgage loans increased $19.5 million to $1.27 billion as compared to $1.25 billion for the nine months ended September 30, 2009. This was primarily due to a $1.72 billion increase in the average balance of first mortgage loans to $31.56 billion, which reflected our historical emphasis on the growth of our mortgage loan portfolio. The increase in the average balance of first mortgage loans was partially offset by a 23 basis point decrease in the weighted-average yield to 5.37% for the nine months ended September 30, 2010 as compared to 5.60% for the same period in 2009.
Interest on mortgage-backed securities decreased $37.2 million to $206.6 million for the third quarter of 2010 as compared to $243.8 million for the third quarter of 2009. This decrease was due primarily to an 88 basis point decrease in the weighted-average yield to 4.05% for the third quarter of 2010 from 4.93% for the third quarter of 2009. The decrease in the weighted-average yield was partially offset by a $640.3 million increase in the average balance of mortgage-backed securities to $20.40 billion during the third quarter of 2010 as compared to $19.76 billion for the third quarter of 2009.
Interest on mortgage-backed securities decreased $82.7 million to $660.5 million for the nine months ended September 30, 2010 as compared to $743.2 million for the nine months ended September 30, 2009. This decrease was due primarily to a 75 basis point decrease in the weighted-average yield to 4.31% during the first nine months of 2010 from 5.06% for the same period in 2009. The decrease in the weighted-average yield was partially offset by a $837.5 million increase in the average balance of mortgage-backed securities to $20.41 billion during the first nine months of 2010 as compared to $19.57 billion for the comparable period in 2009.
The increases in the average balances of mortgage-backed securities were due to purchases of primarily variable-rate hybrid securities. We purchase these types of securities as part of our overall management of interest rate risk and to provide us with a source of monthly cash flows. The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities that have been purchased since the second half of 2009 when market interest rates were lower than the yield earned on the existing portfolio.
Interest on investment securities decreased $8.1 million to $49.9 million for the third quarter of 2010 as compared to $58.0 million for the same period in 2009. This decrease was due primarily to a decrease in the average yield of investment securities of 80 basis points to 3.84% for the third quarter of 2010 as compared to 4.64% for the third quarter of 2009. The decrease in the weighted-average yield on investment securities was partially offset by a $199.4 million increase in the average balance of investment securities to $5.20 billion for the third quarter of 2010 from $5.00 billion for the third quarter of 2009.
For the nine months ended September 30, 2010, interest on investment securities increased $10.1 million to $162.1 million as compared to $152.0 million for the nine months ended September 30, 2009. This increase was due primarily to a $908.0 million increase in the average balance of investment securities to $5.20 billion during the first nine months of 2010 from $4.29 billion for the same period in 2009. The impact on interest income from the increase in the average balance of investment securities was partially offset by a decrease in the average yield of investment securities of 57 basis points to 4.15% for the 2010 nine-month period as compared to 4.72% for the same period in 2009.
Dividends on Federal Home Loan Bank of New York (“FHLB”) stock decreased $2.2 million, or 17.9%, to $10.1 million for the third quarter of 2010 as compared to $12.3 million for the third quarter of 2009. This decrease was due primarily to a 99 basis point decrease in the average dividend yield earned to 4.60% as compared to 5.59% for the third quarter of 2009. The decrease in dividend income was partially offset by a $2.6 million increase in the average balance to $881.4 million for the third quarter of 2010 as compared to $878.8 million for the same period in 2009. The increase in the average balance was due to purchases of FHLB stock to meet membership requirements.
Dividends on FHLB stock increased $970,000, or 3.2%, to $31.7 million for the first nine months of 2010 as compared to $30.7 million for the same period in 2009. This increase was due primarily to a 13 basis point increase in the average dividend yield earned to 4.80% for the first nine months of 2010 as compared to 4.67% for the same period in 2009. The increase in dividend income was also due to a $2.9 million increase in the average balance to $879.7 million for the first nine months of 2010 as compared to $876.8 million for the same period in 2009. The increase in the average balance was due to purchases of FHLB stock to meet membership requirements.
Interest on Federal funds sold amounted to $604,000 for the third quarter of 2010 as compared to $344,000 for the third quarter of 2009. The average balance of Federal funds sold amounted to $1.10 billion for the third quarter of 2010 as compared to $475.1 million for the third quarter of 2009. The yield earned on Federal funds sold was 0.22% for the 2010 third quarter and 0.29% for the 2009 third quarter. The increase in the average balance of Federal funds sold is a result of liquidity provided by increased levels of repayments on mortgage-related assets and calls of investment securities.
Interest on Federal funds sold amounted to $1.6 million for the first nine months of 2010 as compared to $707,000 for the comparable period in 2009. The average balance of Federal funds sold amounted to $928.0 million for the first nine months of 2010 as compared to $460.3 million for the same period in 2009. The yield earned on Federal funds sold was 0.23% for the nine months ended September 30, 2010 and 0.21% for the nine months ended September 30, 2009. The increase in the average balance of Federal funds sold is a result of liquidity provided by increased levels of repayments on mortgage-related assets and calls of investment securities.
Total interest expense for the quarter ended September 30, 2010 decreased $20.2 million, or 4.8%, to $398.5 million from $418.7 million for the quarter ended September 30, 2009. This decrease was primarily due to a 29 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.90% for the quarter ended September 30, 2010 compared with 3.19% for the quarter ended September 30, 2009. The decrease was partially offset by a $2.45 billion, or 4.7%, increase in the average balance of total interest-bearing liabilities to $54.53 billion for the quarter ended September 30, 2010 compared with $52.08 billion for the third quarter of 2009. This increase in interest-bearing liabilities was primarily used to fund asset growth.

Total interest expense for the nine months ended September 30, 2010 decreased $81.3 million, or 6.3%, to $1.20 billion from $1.28 billion for the nine months ended September 30, 2009. This decrease was primarily due to a 44 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.95% for the nine months ended September 30, 2010 compared with 3.39% for the nine months ended September 30, 2009. The decrease was partially offset by a $3.95 billion, or 7.8%, increase in the average balance of total interest-bearing liabilities to $54.56 billion for the nine months ended September 30, 2010 compared with $50.61 billion for the first nine months of 2009. This increase in interest-bearing liabilities was primarily used to fund asset growth in the second half of 2009.
Interest expense on deposits decreased $22.4 million, or 19.8%, to $90.5 million for the third quarter of 2010 from $112.9 million for the third quarter of 2009. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 58 basis points to 1.46% for the third quarter of 2010 as compared to 2.04% for the third quarter of 2009. The decrease was partially offset by a $2.58 billion increase in the average balance of interest-bearing deposits to $24.59 billion during the third quarter of 2010 as compared to $22.01 billion for the third quarter of 2009.
For the nine months ended September 30, 2010, interest expense on deposits decreased $84.9 million, or 22.6%, to $290.1 million from $375.0 million for the nine months ended September 30, 2009. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 87 basis points to 1.58% for the first nine months of 2010 compared with 2.45% for the first nine months of 2009. The decrease was partially offset by a $4.16 billion increase in the average balance of interest-bearing deposits to $24.60 billion during the first nine months of 2010 as compared to $20.44 billion for the first nine months of 2009.
The increases in the average balances of interest-bearing deposits reflect our expanded branch network and our historical efforts to grow deposits in our existing branches by offering competitive rates. Also, in response to the economic conditions in 2009, we believe that households increased their personal savings and customers sought insured bank deposit products as an alternative to investments such as equity securities and bonds. We believe these factors contributed to our deposit growth in 2009. However, total deposits have decreased $474.2 million since March 31, 2010. We lowered our deposit rates to slow our deposit growth from 2009 levels since the low yields that are available to us for mortgage loans and investment securities have made a growth strategy less prudent until market conditions improve.
The decrease in the average cost of deposits for 2010 reflected lower market interest rates. At September 30, 2010, time deposits scheduled to mature within one year totaled $10.69 billion with an average cost of 1.32%. These time deposits are scheduled to mature as follows: $4.05 billion with an average cost of 1.20% in the fourth quarter of 2010, $3.42 billion with an average cost of 1.33% in the first quarter of 2011, $1.90 billion with an average cost of 1.44% in the second quarter of 2011 and $1.32 billion with an average cost of 1.49% in the third quarter of 2011. The current yields offered for our six month, one year and two year time deposits are 0.75%, 1.00% and 1.50%, respectively. In addition, our money market savings accounts are currently yielding 1.00%. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
We have historically used borrowings to fund a portion of the growth in interest-earning assets. However, we were able to fund substantially all of our growth in 2009 and for the first nine months of 2010 with deposits. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. We believe, given current market conditions, that the likelihood that a significant portion of these borrowings would be called will not increase substantially unless interest rates were to increase by at least 300 basis points. During the first nine months of 2010, we modified $4.03 billion of borrowings to extend the call dates of the borrowings by between three and five years.
Interest expense on borrowed funds increased $2.2 million to $308.0 million for the third quarter of 2010 as compared to $305.8 million for the third quarter of 2009. This increase was primarily due to a 4 basis point increase in the weighted-average cost of borrowed funds to 4.08% for the third quarter of 2010 as compared to 4.04% for the third quarter of 2009 reflecting the incremental cost of the debt modifications. This increase was primarily offset by a $132.6 million decrease in the average balance of borrowed funds to $29.93 billion for the third quarter of 2010 as compared to $30.07 billion for the third quarter of 2009.
Interest expense on borrowed funds increased $3.6 million to $912.2 million for the nine months ended September 30, 2010 as compared to $908.6 million for the comparable period in 2009. This increase was primarily due to a 4 basis point increase in the weighted-average cost of borrowed funds to 4.07% for the first nine months of 2010 as compared to 4.03% for the first nine months of 2009 reflecting the incremental cost of the debt modifications. This increase was partially offset by a $215.8 million decrease in the average balance of borrowed funds to $29.96 billion for the first nine months of 2010 as compared to $30.18 billion for the first nine months of 2009.
The provision for loan losses amounted to $50.0 million for the quarter ended September 30, 2010 as compared to $40.0 million for the quarter ended September 30, 2009. The increase in the provision for loan losses for the quarter ended September 30, 2010 and the resulting increase in the allowance for loan losses (“ALL”) is due primarily to the increase in non-performing loans during the first nine months of 2010, continuing elevated levels of unemployment and an increase in charge-offs. In addition, although home prices appear to have started to stabilize, they are still declining slightly in some of our lending markets. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $837.5 million at September 30, 2010 compared with $790.1 million at June 30, 2010 and $627.7 million at December 31, 2009. The ratio of non-performing loans to total loans was 2.64% at September 30, 2010 compared with 2.46% at June 30, 2010 and 1.98% at December 31, 2009. Loans delinquent 30 to 59 days amounted to $432.7 million at September 30, 2010 as compared to $396.5 million at June 30, 2010 and $430.9 million at December 31, 2009. Loans delinquent 60 to 89 days amounted to $188.6 million at September 30, 2010 as compared to $168.6 million at June 30, 2010 and $182.5 million at December 31, 2009. The ALL amounted to $216.3 million and $140.1 million at September 30, 2010 and December 31, 2009, respectively. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.68% and 25.83%, respectively at September 30, 2010, as compared to 0.44% and 22.32%, respectively at December 31, 2009. The increases in these ratios were due to our consideration of the continuing weak economic conditions, particularly prolonged elevated levels of unemployment and underemployment, and continued weak conditions in the housing markets in our primary lending area, in our determination of the allowance for loan losses.
Net charge-offs amounted to $26.7 million for the quarter ended September 30, 2010 as compared to net charge-offs of $13.2 million for the same quarter in 2009. For the nine months ended September 30, 2010, net charge-offs amounted to $73.8 million as compared to $27.5 million of net charge-offs for the same period in 2009. The ratio of net charge-offs to average loans was 0.33% and 0.31% for the three and nine months ended September 30, 2010, respectively as compared to 0.17% and 0.09% for the same respective periods in 2009.
Total non-interest income was $33.9 million for the third quarter 2010 as compared to $2.5 million for the same quarter in 2009. Included in non-interest income for the three month period ended September 30, 2010 were net gains on securities transactions of $31.0 million which resulted from the sale of $810.7 million of mortgage-backed securities available-for-sale.

Total non-interest income for the nine months ended September 30, 2010 was $100.1 million compared with $31.4 million for the comparable period in 2009. Included in non-interest income for the nine months ended September 30, 2010 were net gains on securities transactions of $92.4 million which resulted from the sale of $1.90 billion of mortgage-backed securities available-for-sale. Included in non-interest income for the nine months ended September 30, 2009 were net gains on securities transactions of $24.2 million substantially all of which resulted from the sale of $761.6 million of mortgage-backed securities available-for-sale. We believe that the continued elevated levels of prepayments and the eventual increase in interest rates will reduce the amount of unrealized gains in the available-for-sale portfolio. Accordingly, we sold these securities to take advantage of the favorable pricing that currently exists in the market.
Total non-interest expense increased $2.8 million, or 4.5%, to $65.7 million for the third quarter of 2010 from $62.9 million for the third quarter of 2009. The increase is primarily due to an increase of $4.1 million in Federal deposit insurance expense due primarily to an increase in total deposits. The increase in Federal deposit insurance expense was partially offset by a $2.0 million decrease in compensation and employee benefits expense. The decrease in compensation and employee benefits expense included a $2.2 million decrease in expense related to our stock benefit plans and a $1.0 million decrease in pension expense. These decreases were partially offset by a $1.3 million increase in costs related to our health plan and a $367,000 increase in compensation costs. At September 30, 2010, we had 1573 full-time equivalent employees as compared to 1,483 at September 30, 2009. Included in other non-interest expense for the third quarter of 2010 were gains on the sale of foreclosed real estate (net of write-downs on foreclosed real estate) of $391,000 as compared to net losses of $481,000 for the third quarter of 2009.
Total non-interest expense decreased $5.9 million, or 2.9%, to $196.8 million for the nine months ended September 30, 2010 from $202.7 million for the nine months ended September 30, 2009. The decrease is primarily due to the absence of the FDIC special assessment of $21.1 million that was assessed during the second quarter of 2009 and a $4.2 million decrease in compensation and employee benefits expense. These decreases were partially offset by an increase of $17.6 million in Federal deposit insurance expense. The increase in Federal deposit insurance expense is due primarily to an increase in total deposits and the increases in our deposit insurance assessment rate as a result of a restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The decrease in compensation and employee benefits expense included a $4.6 million decrease in expense related to our stock benefit plans and a $3.0 million decrease in pension expense. These decreases were partially offset by a $3.6 million increase in compensation costs due primarily to normal increases in salary as well as additional full time employees. Included in other non-interest expense for the nine months ended September 30, 2010 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $1.2 million as compared to $2.0 million for the comparable period in 2009.
Our efficiency ratio was 20.27% for the 2010 third quarter as compared to 19.18% for the 2009 third quarter. For the nine months ended September 30, 2010, our efficiency ratio was 18.94% compared with 21.49% for the corresponding 2009 period. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Our annualized ratio of non-interest expense to average total assets for both the third quarter of 2010 and 2009 was 0.43%. Our annualized ratio of non-interest expense to average total assets for the nine months ended September 30, 2010 was 0.43% compared with 0.48% for the corresponding period in 2009.
Income tax expense amounted to $83.9 million for the third quarter of 2010 compared with $90.0 million for the same quarter in 2009. Our effective tax rate for the third quarter of 2010 was 40.25% compared with 39.98% for the third quarter of 2009. Income tax expense for the nine months ended September 30, 2010 was $276.2 million compared with $257.2 million for the corresponding 2009 period. Our effective tax rate for the nine months ended September 30, 2010 was 39.90% compared with 39.70% for the nine months ended September 30, 2009.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	September 30,	December 31,
(In thousands, except share and per share amounts)	2010	2009
	(unaudited)

Assets:
Cash and due from banks	$147,614	$198,752
Federal funds sold and other overnight deposits	485,479	362,449

Total cash and cash equivalents	633,093	561,201
Securities available for sale:
Mortgage-backed securities	14,961,441	11,116,531
Investment securities	90,797	1,095,240
Securities held to maturity:
Mortgage-backed securities	6,777,579	9,963,554
Investment securities	4,939,922	4,187,704

Total securities	26,769,739	26,363,029
Loans	31,749,402	31,779,921
Net deferred loan costs	93,442	81,307
Allowance for loan losses	(216,283)	(140,074)

Net loans	31,626,561	31,721,154
Federal Home Loan Bank of New York stock	878,690	874,768
Foreclosed real estate, net	40,276	16,736
Accrued interest receivable	273,606	304,091
Banking premises and equipment, net	70,456	70,116
Goodwill	152,109	152,109
Other assets	172,102	204,556

Total Assets	$60,616,632	$60,267,760

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,323,915	$23,992,007
Noninterest-bearing	590,706	586,041

Total deposits	24,914,621	24,578,048
Repurchase agreements	14,950,000	15,100,000
Federal Home Loan Bank of New York advances	14,875,000	14,875,000

Total borrowed funds	29,825,000	29,975,000
Due to brokers	—	100,000
Accrued expenses and other liabilities	254,241	275,560

Total liabilities	54,993,862	54,928,608

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 526,630,332 shares outstanding at September 30, 2010 and 526,493,676 shares outstanding at December 31, 2009	7,415	7,415
Additional paid-in capital	4,699,677	4,683,414
Retained earnings	2,595,547	2,401,606
Treasury stock, at cost; 214,836,223 shares at September 30, 2010 and 214,972,879 shares at December 31, 2009	(1,726,653)	(1,727,579)
Unallocated common stock held by the employee stock ownership plan	(205,732)	(210,237)
Accumulated other comprehensive income, net of tax	252,516	184,533

Total shareholders’ equity	5,622,770	5,339,152

Total Liabilities and Shareholders’ Equity	$60,616,632	$60,267,760

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
		(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$417,071	$424,521	$1,271,476	$1,252,011
Consumer and other loans	4,525	5,212	13,938	16,629
Mortgage-backed securities held to maturity	82,783	128,996	285,228	368,212
Mortgage-backed securities available for sale	123,841	114,821	375,223	374,995
Investment securities held to maturity	47,415	30,835	144,106	44,920
Investment securities available for sale	2,443	27,155	17,992	107,074
Dividends on Federal Home Loan Bank of New York stock	10,128	12,281	31,668	30,698
Federal funds sold and other overnight deposits	604	344	1,629	707

Total interest and dividend income	688,810	744,165	2,141,260	2,195,246

Interest Expense:
Deposits	90,526	112,925	290,115	375,003
Borrowed funds	307,950	305,783	912,152	908,558

Total interest expense	398,476	418,708	1,202,267	1,283,561

Net interest income	290,334	325,457	938,993	911,685
Provision for Loan Losses	50,000	40,000	150,000	92,500

Net interest income after provision for loan losses	240,334	285,457	788,993	819,185

Non-Interest Income:
Service charges and other income	2,842	2,513	7,656	7,207
Gain on securities transactions, net	31,017	—	92,411	24,185

Total non-interest income	33,859	2,513	100,067	31,392

Non-Interest Expense:
Compensation and employee benefits	32,054	34,043	99,005	103,166
Net occupancy expense	8,275	7,965	24,546	24,260
Federal deposit insurance assessment	15,000	10,930	40,927	23,294
FDIC special assessment	—	—	—	21,098
Other expense	10,377	9,982	32,355	30,843

Total non-interest expense	65,706	62,920	196,833	202,661

Income before income tax expense	208,487	225,050	692,227	647,916
Income tax expense	83,918	89,964	276,182	257,248

Net income	$124,569	$135,086	$416,045	$390,668

Basic earnings per share	$0.25	$0.28	$0.84	$0.80

Diluted earnings per share	$0.25	$0.27	$0.84	$0.80

Weighted Average Number of Common Shares Outstanding:
Basic	493,164,078	489,545,739	492,873,570	488,048,312
Diluted	493,983,690	491,992,378	494,489,274	491,356,241

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended September 30,
	2010				2009
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$31,561,184	$417,071	5.29%		$30,445,939	$424,521	5.58%
Consumer and other loans	342,374	4,525	5.29		369,556	5,212	5.64
Federal funds sold and other overnight deposits	1,104,738	604	0.22		475,094	344	0.29
Mortgage-backed securities at amortized cost	20,402,928	206,624	4.05		19,762,620	243,817	4.93
Federal Home Loan Bank stock	881,380	10,128	4.60		878,827	12,281	5.59
Investment securities, at amortized cost	5,196,235	49,858	3.84		4,996,795	57,990	4.64

Total interest-earning assets	59,488,839	688,810	4.63		56,928,831	744,165	5.23

Noninterest-earnings assets (4)	1,469,928				1,249,336

Total Assets	$60,958,767				$58,178,167

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$861,079	1,524	0.70		$759,757	1,437	0.75
Interest-bearing transaction accounts	2,430,111	5,651	0.92		1,831,426	7,351	1.59
Money market accounts	5,069,129	11,687	0.91		4,109,583	17,606	1.70
Time deposits	16,232,326	71,664	1.75		15,311,050	86,531	2.24

Total interest-bearing deposits	24,592,645	90,526	1.46		22,011,816	112,925	2.04

Repurchase agreements	15,057,609	156,609	4.13		15,100,000	154,175	4.05
Federal Home Loan Bank of New York advances	14,875,000	151,341	4.04		14,965,217	151,608	4.02

Total borrowed funds	29,932,609	307,950	4.08		30,065,217	305,783	4.04

Total interest-bearing liabilities	54,525,254	398,476	2.90		52,077,033	418,708	3.19

Noninterest-bearing liabilities:
Noninterest-bearing deposits	543,667				542,273
Other noninterest-bearing liabilities	264,696				330,793

Total noninterest-bearing liabilities	808,363				873,066

Total liabilities	55,333,617				52,950,099
Shareholders’ equity	5,625,150				5,228,068

Total Liabilities and Shareholders’ Equity	$60,958,767				$58,178,167

Net interest income/net interest rate spread (2)		$290,334	1.73			$325,457	2.04

Net interest-earning assets/net interest margin (3)	$4,963,585		1.97%		$4,851,798		2.31%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $209.5 million and $181.3 million for the quarters ended September 30, 2010 and 2009, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Nine Months Ended September 30,
	2010				2009
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$31,557,701	$1,271,476	5.37%		$29,832,820	$1,252,011	5.60%
Consumer and other loans	350,193	13,938	5.31		385,774	16,629	5.75
Federal funds sold and other overnight deposits	927,964	1,629	0.23		460,265	707	0.21
Mortgage-backed securities at amortized cost	20,412,325	660,451	4.31		19,574,806	743,207	5.06
Federal Home Loan Bank stock	879,680	31,668	4.80		876,773	30,698	4.67
Investment securities, at amortized cost	5,202,508	162,098	4.15		4,294,557	151,994	4.72

Total interest-earning assets	59,330,371	2,141,260	4.81		55,424,995	2,195,246	5.28

Noninterest-earnings assets (4)	1,566,867				1,170,312

Total Assets	$60,897,238				$56,595,307

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$831,128	4,546	0.73		$740,889	4,179	0.75
Interest-bearing transaction accounts	2,337,134	19,448	1.11		1,732,510	24,459	1.89
Money market accounts	5,170,008	41,375	1.07		3,498,955	50,564	1.93
Time deposits	16,257,836	224,746	1.85		14,464,413	295,801	2.73

Total interest-bearing deposits	24,596,106	290,115	1.58		20,436,767	375,003	2.45

Repurchase agreements	15,085,714	463,030	4.10		15,100,295	457,252	4.05
Federal Home Loan Bank of New York advances	14,875,000	449,122	4.04		15,076,250	451,306	4.00

Total borrowed funds	29,960,714	912,152	4.07		30,176,545	908,558	4.03

Total interest-bearing liabilities	54,556,820	1,202,267	2.95		50,613,312	1,283,561	3.39

Noninterest-bearing liabilities:
Noninterest-bearing deposits	539,435				537,326
Other noninterest-bearing liabilities	289,828				324,534

Total noninterest-bearing liabilities	829,263				861,860

Total liabilities	55,386,083				51,475,172
Shareholders’ equity	5,511,155				5,120,135

Total Liabilities and Shareholders’ Equity	$60,897,238				$56,595,307

Net interest income/net interest rate spread (2)		$938,993	1.86			$911,685	1.89

Net interest-earning assets/net interest margin (3)	$4,773,551		2.10%		$4,811,683		2.18%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.10	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $323.7 million and $163.3 million for the nine months ended September 30, 2010 and 2009, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

September 30,
(In thousands, except share and per share amounts)	2010

Shareholders’ equity	$5,622,770
Goodwill and other intangible assets	(157,092)

Tangible Shareholders’ equity	$5,465,678

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(214,836,223)

Shares outstanding	526,630,332
Unallocated ESOP shares	(32,954,826)
Unvested RRP shares	(353,235)
Shares in trust	(149,694)

Book value shares	493,172,577

Book value per share	$11.40

Tangible book value per share	$11.08

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at September 30, 2010:

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
		(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$3,239,926	$3,416,153	$176,227
FNMA	1,782,463	1,879,575	97,112
FHLMC and FNMA CMO’s	1,653,281	1,733,372	80,091
GNMA	101,909	105,152	3,243

Total mortgage-backed securities	6,777,579	7,134,252	356,673

Investment securities:

United States GSE debt	4,939,922	4,967,621	27,699

Total investment securities	4,939,922	4,967,621	27,699

Total held to maturity	$11,717,501	$12,101,873	$384,372

Available for sale:

Mortgage-backed securities:
FHLMC	$4,511,226	$4,693,180	$181,954
FNMA	7,346,785	7,549,480	202,695
FHLMC and FNMA CMO’s	728,436	747,703	19,267
GNMA	1,917,530	1,971,078	53,548

Total mortgage-backed securities	14,503,977	14,961,441	457,464

Investment securities:

United States GSE debt	80,000	83,483	3,483
Equity securities	6,767	7,314	547

Total investment securities	86,767	90,797	4,030

Total available for sale	$14,590,744	$15,052,238	$461,494

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data at September 30, 2010:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
	(dollars in thousands)
First Mortgage Loans:
One- to four- family	$758,338	2,014	2.39%	$30,753,962	73,155	96.86%
FHA/VA	57,941	208	0.18%	380,108	1,652	1.20%
PMI	5,029	19	0.02%	224,924	702	0.71%
Construction	7,886	6	0.02%	10,519	8	0.03%
Commercial	3,648	4	0.01%	50,421	96	0.16%

Total mortgage loans	832,842	2,251	2.62%	31,419,934	75,613	98.96%

Home equity loans	3,624	34	0.01%	310,481	8,063	0.98%
Other loans	1,004	6	0.01%	18,987	2,277	0.06%

Total	$837,470	2,291	2.64%	$31,749,402	85,953	100.00%

•	Charge-offs amounted to $26.7 million for the third quarter of 2010 and $73.8 million for the nine months ended September 30, 2010.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 69.4% of our non-performing loans were located at September 30, 2010, by approximately 19% from the peak of the market in 2006 through July 2010 and by 29% nationwide during that period. For the first seven months of 2010, the house price indices increased by 1.6% in the New York metropolitan area and increased 1.2% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•	Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at September 30, 2010:

		Carrying	Number Under
	Number	Value	Contract of Sale
		(dollars in thousands)
Foreclosed real estate	104	$40,276	32
•	During the first nine months of 2010, we sold 58 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $1.2 million for the first nine months of 2010.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	Sept. 30, 2010	June 30, 2010	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009
	(Dollars in thousands, except per share data)
Net interest income	$290,334	$317,514	$331,145	$331,793	$325,457
Provision for loan losses	50,000	50,000	50,000	45,000	40,000
Non-interest income	33,859	33,210	32,998	2,192	2,513
Non-interest expense:
Compensation and employee benefits	32,054	32,789	34,162	33,905	34,043
Other non-interest expense	33,652	31,807	32,369	29,030	28,877

Total non-interest expense	65,706	64,596	66,531	62,935	62,920

Income before income tax expense	208,487	236,128	247,612	226,050	225,050
Income tax expense	83,918	93,537	98,727	89,474	89,964

Net income	$124,569	$142,591	$148,885	$136,576	$135,086

Total assets	$60,616,632	$60,933,134	$61,231,651	$60,267,760	$58,884,535
Loans, net	31,626,561	32,062,829	32,012,852	31,721,154	31,088,146
Mortgage-backed securities
Available for sale	14,961,441	13,825,644	12,662,490	11,116,531	9,550,806
Held to maturity	6,777,579	7,619,996	9,110,956	9,963,554	10,751,866
Other securities
Available for sale	90,797	366,937	457,538	1,095,240	2,117,664
Held to maturity	4,939,922	5,139,794	4,887,949	4,187,704	3,238,044
Deposits	24,914,621	25,168,465	25,388,800	24,578,048	23,113,949
Borrowings	29,825,000	29,975,000	29,975,000	29,975,000	30,025,000
Shareholders’ equity	5,622,770	5,543,256	5,396,077	5,339,152	5,270,181

Performance Data:
Return on average assets (1)	0.82%	0.93%	0.98%	0.92%	0.93%
Return on average equity (1)	8.86%	10.42%	10.96%	10.21%	10.34%
Net interest rate spread (1)	1.73%	1.89%	1.97%	2.02%	2.04%
Net interest margin (1)	1.97%	2.13%	2.20%	2.30%	2.31%
Non-interest expense to average assets (1) (4)	0.43%	0.43%	0.44%	0.42%	0.43%
Compensation and benefits to total revenue (5)	9.89%	9.35%	9.38%	10.15%	10.38%
Efficiency ratio (2)	20.27%	18.42%	18.27%	18.84%	19.18%
Dividend payout ratio	60.00%	51.72%	50.00%	53.57%	53.57%
Per Common Share Data:
Basic earnings per common share	$0.25	$0.29	$0.30	$0.28	$0.28
Diluted earnings per common share	$0.25	$0.29	$0.30	$0.28	$0.27
Book value per share (3)	$11.40	$11.25	$10.96	$10.85	$10.75
Tangible book value per share (3)	$11.08	$10.93	$10.63	$10.53	$10.43
Dividends per share	$0.15	$0.15	$0.15	$0.15	$0.15

Capital Ratios:
Equity to total assets (consolidated)	9.28%	9.10%	8.81%	8.86%	8.95%
Tier 1 leverage capital (Bank)	7.91%	7.75%	7.60%	7.59%	7.66%
Total risk-based capital (Bank)	22.42%	21.90%	21.24%	21.02%	21.27%

Other Data:
Full-time equivalent employees	1,573	1,557	1,500	1,482	1,483
Number of branch offices	135	134	131	131	131

Asset Quality Data:
Total non-performing loans	$837,469	$790,137	$744,872	$627,695	$517,585
Number of non-performing loans	2,291	2,110	1,934	1,636	1,315
Total number of loans	85,953	87,041	86,863	86,433	85,362
Total non-performing assets	$877,745	$811,827	$764,435	$644,431	$530,362
Non-performing loans to total loans	2.64%	2.46%	2.32%	1.98%	1.66%
Non-performing assets to total assets	1.45%	1.33%	1.25%	1.07%	0.90%
Allowance for loan losses	$216,283	$192,983	$165,830	$140,074	$114,833
Allowance for loan losses to non-performing loans	25.83%	24.42%	22.26%	22.32%	22.19%
Allowance for loan losses to total loans	0.68%	0.60%	0.52%	0.44%	0.37%
Provision for loan losses	$50,000	$50,000	$50,000	$45,000	$40,000
Net charge-offs	$26,701	$22,846	$24,245	$19,758	$13,220
Ratio of net charge-offs to average loans (1)	0.33%	0.29%	0.30%	0.25%	0.17%
Write-downs and net losses (gains) on foreclosed real estate	$(391)	$173	$1,372	$325	$481

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

(4)	Computed by dividing non-interest expense by average assets.

(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.